EXHIBIT 99.1

Urban Cultivator Continues its Rapid Global Expansion with New Distributors across Europe and the Middle East.

Vancouver, British Columbia March 10, 2015

Urban Cultivator, British Columbia-based manufacturer of high quality, fully automated indoor growing appliances announced today five new distribution partners across Europe and the Middle East including in the United Kingdom, Norway, Amsterdam, Portugal and Dubai and Abu Dhabi in the United Arab Emirates. The new distributors have placed more than $1,000,000 in initial orders.

Urban Cultivator allows consumers anywhere in the world the ability to grow fresh organic herbs and greens year-round and save money in the process. Fresh greens can be plucked from the Urban Cultivator appliance and plated within seconds with peak flavor and nutritional value still intact.

Urban Cultivator's one-of-a-kind, fully-automated appliance has gained acceptance among world-class chefs such as Martha Stewart, Ned Bell, Susur Lee and David Bouley. Support from chefs such as these will become a driving force for the sale of Urban Cultivator's appliances within the culinary communities in these new markets.

Jan Olav Fikse, Urban Cultivator's new distributor in Norway, stated, "In Norway, the growing millennial population demands healthy food; however, our agriculture infrastructure relies on costly greenhouses. We were thrilled when we came across the Urban Cultivator as an indoor alternative. Not only does the Urban Cultivator provide best-in-class greens, but we are impressed with the ease of partnering with Urban Cultivator. Their Product Manager, Davin MacGregor, flew from Canada to China, and finally Norway just to ensure shipment and goods arrived safe. This showed us the dedication of the Urban Cultivator team."

In addition to growing Urban Cultivator's market share globally, demand is also rising in North America. Starting off strong in the first quarter of 2015, Urban Cultivator has grown its dealer network to more than 80 high-end luxury shops to enable 365 days of indoor growing for homes and restaurants across North America.

"As we kick off 2015, we are excited to add several distribution points across Europe and the Middle East", states Tarren Wolfe, Founder and Chief Executive Officer of Urban Cultivator, "We are pleased to add these global entry points and spread healthier and greener lifestyle choices. Our team coined this lifestyle "the Zero Mile Diet" TM, because, on average, food travels 1500 miles from farm to your plate - in this process over half of the nutrients are lost."

The Urban Cultivator appliance features an automated control center to ensure that greens get precisely the right amount of water and light, while onboard fans control humidity and air circulation.

The appliances come in a residential model and a commercial size application for restaurants. The Urban Cultivator Residential unit exquisitely fits into the kitchen, and connects to city water and electricity, just like a dishwasher. The Residential unit comes with a starter kit of seeds.

The commercial scale Urban Cultivator is used by top restaurants and hotels in the world including the Four Seasons, Bouley Botanical and the Fairmont, all in Vancouver, British Columbia. High-end chefs turn to the Urban Cultivator to help them provide the freshest and best tasting experience for their customers.

Urban Cultivator can save restaurants $500 to $1500 per month in the cost of greens. The average cost of growing a 10×20 flat of greens in the Urban Cultivator commercial unit is $5.00. Often, the same flat of living greens may cost $20 – $45 to purchase from a supplier. Moreover, restaurants can promise their customers that greens grown on their premises in the Urban Cultivator are cultivated without pesticides and harmful chemicals and are harvested at peak nutritional value then plated within minutes.

New distributors across Europe and the Middle East will offer customers both the residential and commercial Urban Cultivator models.

To find a local distributor or to become a distributor please visit: http://www.urbancultivator.net/where-to-buy/

Urban Cultivator

Founded in 2010, Urban Cultivator is a British Columbia-based manufacturer of high quality, fully automated indoor growing appliances that allow year-round growing of herbs, micro-greens, flowers and vegetables. The "Urban Cultivator™" appliances feature an automated control center to ensure that greens get precisely the right amount of water and light, while onboard fans control humidity and air circulation. The Urban Cultivator comes in a residential model and a commercial size application for restaurants. The commercial scale Urban Cultivator is used by world-renowned Chefs and is used at top restaurants and hotels in the world including the Four Seasons Hotel and the Fairmont Hotel, both in Vancouver. To learn more please visit http://www.urbancultivator.net.

On October 3, 2014, Urban Cultivator Inc. along with its sister companies, B.C. Northern Lights Enterprises Ltd. and W3 Metals Inc., signed a binding letter of intent to merge with Urban Hydroponics Inc., (OTCQB: URHY) a Nevada corporation. Pursuant to the terms of the LOI and an earlier non-binding term sheet, Urban Hydroponics Inc. has made working capital bridge loans to the target companies totaling $1,000,000 in anticipation of the closing of the merger. For further information about this proposed merger, please see http://www.prweb.com/releases/2014/11/prweb12292644.htm and the Urban Hydroponics, Inc. current report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2014.

Urban Hydroponics, Inc.

Urban Hydroponics, Inc. (formerly known as Placer Del Mar, Ltd.) was incorporated in Nevada on May 13, 2005 for the purpose of mining and mineral exploration. In June, 2013 the Company ceased its mining exploration activities to refocus its business objectives on seeking a business combination with a private entity whose business would present an opportunity for the Company's shareholders. Since that time the Company has been a "shell company" as such term is defined under the federal securities laws. Frank Terzo is currently the Company's sole officer and director. Urban Hydroponics, Inc. can make no assurances that the proposed merger with the Urban Cultivator companies will be completed.

Contact:

Media Relations / Investor Relations
Nathan Kappus
PR Prophets
Nathan(at)prprophets(dot)com
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